EXHIBIT 99.1

Contact:	Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Expands Its Credit Facility to $600 Million
ATLANTA, November 2, 2007 — Post Properties, Inc. (NYSE: PPS) today announced that it has expanded by $150 million its unsecured revolving line of credit facility, bringing the total commitment to $600 million. The expanded credit facility will provide additional liquidity to the Company to be used for general corporate purposes and to fund Post’s growing development pipeline. As of November 2, 2007, the Company had $260 million of borrowings outstanding under this facility.
The pricing and maturity of its existing credit facility remained unchanged and currently bears an interest rate of 57.5 basis points over the London Interbank Offered Rate (LIBOR), requires the payment of an annual facility fee currently equal to 15 basis points based on the aggregate loan commitments and matures in April 2010. The facility provides for the interest rate and facility fee to be adjusted up or down based on changes in the credit ratings of the Company’s senior unsecured debt. The $600 million senior unsecured credit facility also includes an uncommitted competitive bid option generally for up to 50% of the facility, as long as the Company maintains its investment grade credit rating. The facility also contains customary representations, covenants and events of default, certain of which were modified in conjunction with the expansion of the facility.
Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. were the lead arrangers for the $600 million senior unsecured credit facility, and the facility was provided by a syndicate of 17 banks, five of which were new lenders under the expanded facility. Wachovia Bank, National Association, serves as administrative agent for the senior unsecured credit facility.
About Post Properties
Post Properties, founded more than 35 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,478 apartment homes in 63 communities, including 1,351 apartment units in four communities held in unconsolidated entities and 1,746 apartment units in five communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing 367 for-sale condominium homes in three communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.